Exhibit 99.1

For further information, contact:

J. David Smith or R. Scott Vansant

EURAMAX INTERNATIONAL, INC. REPORTS
FIRST QUARTER OPERATING RESULTS

Norcross, Georgia (May 5, 2003) – Euramax International, Inc. today reported operating earnings and net sales for the quarter ended March 28, 2003 of $9.3 million and $146.2 million, respectively.  Operating earnings increased 6.0% on a net sales increase of 9.9% compared to the first quarter of 2002.

Net sales for the quarter ended March 28, 2003 increased to $146.2 million from $133.0 million in the same period last year.  This increase was primarily attributable to an increase in net sales of aluminum coil and sheet, residential doors, bath enclosures, and automotive components to the Company’s European customers, together with strengthening of the Euro and Pound Sterling against the U.S. dollar.  These items combined to increase net sales in Europe 26.4% from $47.6 million to $60.2 million.  Net sales in the U.S. increased 0.7% from $85.3 million to $85.9 million due to higher net sales to home improvement contractors, distributors and home centers.  Lower net sales to RV manufacturers and rural contractors, primarily due to a prolonged winter, partially offset these increases.

Commenting on results, Chairman and CEO J. David Smith said, “Euramax posted a solid first quarter that continued the record performance the Company achieved in 2002.  The quarter provided another example of the benefit of the Company’s diversity. Very strong results from Europe, which included impressive organic growth in European fabrication, countered a generally slower pace of business activity in the U.S. caused by the prolonged winter and war in the Middle East.”

Earnings from operations increased $2.4 million in Europe resulting from higher sales of fabricated products and a more favorable product mix.  This increase offset a $1.9 million reduction in earnings from operations in the U.S.  The decrease in U.S earnings from operations was attributed to lower sales to rural contractors, higher freight and steel costs, partially offset by higher steel selling prices.  Earnings from operations, before depreciation and amortization increased 7.0% to $13.0 million from $12.2 million in the first quarter of 2002.

Long-term debt as of March 28, 2003, increased to $202.4 million from $197.0 million as of December 27, 2002, due primarily to seasonal increases in working capital.  At the end of the quarter Euramax had cash of $11.5 million and $37.0 million available under its revolving credit facility.

Euramax is a leading international producer of aluminum, steel, vinyl and fiberglass products for original equipment manufacturers, distributors, contractors and home centers in North America and Western Europe.

Note regarding forward looking statements: Statements made by Euramax which are not historical facts are forward looking statements that involve risks and uncertainties.  Statements including the words “anticipate”, “expect”, “project”, “foresee”, “believe”, and “feel”, also indicate forward looking statements that involve risks and uncertainties.  Actual results could differ materially from those expressed or implied in forward looking statements.  Important factors that could cause financial performance to differ materially from past results and from those expressed or implied in this press release include, without limitation, the risks of doing business in multiple jurisdictions, impact of environmental regulations, dependence on key personnel, risks of business acquisitions, availability of financing, competition, ability to manage growth, loss of customers, the price and availability of raw materials, and a variety of other factors.  For further information on these and other risks, see the “Risk Factors” section of the Company’s Report on Form 10-K for the year ended December 27, 2002.

Euramax International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

Thousands of U.S. Dollars	For the quarter ended March 28, 2003	For the quarter ended March 29, 2002

Net Sales	$146,158	$132,960

Cost and expenses:
Cost of goods sold	117,566	106,258
Selling and general	15,590	14,549
Depreciation and amortization	3,745	3,424
	136,901	124,231

Earnings from operations	9,257	8,729

Interest expense, net	(5,448)	(5,361)
Other income (expense), net	214	(82)

Earnings before income taxes	4,023	3,286

Provision for income taxes	1,581	1,206

Net earnings	$2,442	$2,080

Earnings from operations before depreciation and amortization	$13,002	$12,153

Euramax International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Thousands of U.S. Dollars	March 28, 2003	December 27, 2002
ASSETS
Current assets:
Cash and equivalents	$11,516	$11,646
Accounts receivable, net	99,476	88,508
Inventories	87,454	78,480
Other current assets	8,396	5,081
Total current assets	206,842	183,715
Property, plant and equipment, net	111,803	112,037
Goodwill, net	111,332	110,799
Deferred income taxes	4,961	4,975
Other assets	4,902	4,914
	$439,840	$416,440

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdrafts	$1,370	$1,880
Accounts payable	71,303	57,104
Accrued expenses and other current liabilities	35,997	34,251
Total current liabilities	108,670	93,235
Long-term debt, less current maturities	202,426	196,972
Deferred income taxes	19,534	19,421
Other liabilities	20,064	20,593
Total liabilities	350,694	330,221
Shareholders’ equity:
Common stock	500	500
Additional paid-in-capital	53,220	53,220
Treasury stock	(3,460)	(2,056)
Retained earnings	46,881	44,439
Accumulated other comprehensive loss	(7,995)	(9,884)
Total shareholders’ equity	89,146	86,219
	$439,840	$416,440